Exhibit 99.1

News Release
Sunoco Logistics Partners L.P.
1735 Market Street
Philadelphia, Pa. 19103-7583

For further information contact:	For release: 5:00 p.m. July 21, 2009
Thomas Golembeski (media) 215-977-6298
Neal Murphy (investors) 215-977-6322

No. 16

SUNOCO LOGISTICS PARTNERS L.P. REPORTS A 30 PERCENT INCREASE IN NET INCOME

FOR THE SECOND QUARTER 2009 AND DECLARES SECOND QUARTER DISTRIBUTION

PHILADELPHIA, July 21, 2009 – Sunoco Logistics Partners L.P. (NYSE: SXL) (the “Partnership”) today announced net income for the second quarter ended June 30, 2009 of $66.6 million, or $1.74 per limited partner unit on a diluted basis, compared with $51.3 million, or $1.47 per limited partner unit on a diluted basis, for the second quarter ended June 30, 2008. Operating income for the second quarter ended June 30, 2009 increased by $18.9 million, or 31.9 percent, from the prior year’s second quarter. The improvement was driven by higher lease acquisition results, increased crude oil pipeline and storage revenues and the November 2008 acquisition of the MagTex refined products pipeline and terminals system. The increase in operating income was partially offset by a $3.6 million increase in interest expense associated with higher borrowings for asset acquisitions and organic growth opportunities. Distributable cash flow for the quarter increased 24.8 percent to $71.8 million compared to the second quarter of 2008.

For the six months ended June 30, 2009, net income increased to $147.5 million compared to $88.8 million for the first six months of 2008. Operating income for the first half of 2009 increased $64.2 million, or 61.4 percent, when compared to the prior year period. The increase was the result of significant improvements in the lease acquisition business, contribution from the MagTex acquisition and increased crude oil pipeline and storage revenues. Increased interest expense partially offset the increase in operating income, leading to an improvement of $58.7 million to net income. Distributable cash flow for the first half of 2009 increased 49.5 percent to $161.6 million compared to the prior year period.

Sunoco Partners LLC, the general partner of Sunoco Logistics Partners L.P., declared a cash distribution for the second quarter of 2009 of $1.04 per common partnership unit ($4.16 annualized), which is an 11.2 percent increase over the second quarter of 2008 and a 2.5 percent increase over the prior quarter. The distribution is payable August 14, 2009 to unit holders of record on August 7, 2009. It is the twenty-fourth distribution increase in the past twenty-five quarters.

“Our strong second quarter performance is a combination of stable cash flows in our base business along with crude oil market opportunities resulting from a contango market structure,” said Deborah M. Fretz, President and Chief Executive Officer. “We utilized our crude oil marketing expertise in conjunction with our crude oil pipeline network and the Nederland Terminal to take advantage of the contango market.”

“Additionally, we continue to see forward growth in the base business. Last year’s acquisition of the Texas MagTex refined products system as well as the investment in new tankage at Nederland are contributing to growth in cash flow. Despite continued pressure on refiner margins, and the weak economy, our geographic and business diversification has served us well. We continue to invest in organic growth opportunities like the ongoing Nederland capacity expansion, marketing terminal optimization, the 2009 completion of a pipeline from Nederland to Port Arthur and extensions of the MagTex pipeline system. All of these projects will contribute to future cash flow growth. Our conservative balance sheet and access to liquidity have us well positioned to further expand our business platform.”

Segmented Second Quarter Results

Refined Products Pipeline System

Operating income for the Refined Products Pipeline System increased $2.0 million to $10.6 million for the second quarter ended June 30, 2009 compared to the prior year’s second quarter. Sales and other operating revenue increased by $7.6 million to $31.2 million due primarily to results from the Partnership’s acquisition of the MagTex refined products pipeline and terminals system in November 2008 and increased pipeline fees. Operating expenses increased $4.5 million to $15.3 million for the second quarter 2009 due primarily to the MagTex acquisition and a reduction in refined product operating gains. Depreciation and amortization expense increased for the three months ended June 30, 2009 primarily due to the MagTex acquisition.

Terminal Facilities

Operating income for the Terminal Facilities segment increased by $3.3 million to $21.2 million for the second quarter ended June 30, 2009 compared to the prior year’s second quarter. Sales and other operating revenue increased by $7.6 million to $46.9 million due primarily to increased throughput, higher fees and additional tankage Nederland terminal facility, as well as results from the MagTex acquisition. Other income increased $0.6 million from the prior year’s second quarter as a result of an insurance recovery associated with the Partnership’s refinery terminals. Cost of goods sold and operating expenses increased by $3.7 million to $17.6 million for the second quarter of 2009 due primarily to the MagTex acquisition and lower operating gains. Depreciation and amortization expense increased to $4.6 million for the second quarter of 2009 due to the MagTex acquisition and increased tankage at the Nederland facility. Selling, general and administrative expenses increased to $4.9 million compared to $4.2 million in the prior year period due to increased employee costs, along with an insurance recovery recorded in the second quarter of 2008.

Crude Oil Pipeline System

Operating income for the Crude Oil Pipeline system increased $13.7 million to $46.6 million for the second quarter of 2009 compared to the prior year’s second quarter due primarily to significantly higher lease acquisition results and optimization of crude oil storage capabilities as the crude oil markets remained in contango during the second quarter of 2009. Increased pipeline fees associated with resolution of a $6.8 million prior year tariff adjustment also contributed to the improved operating performance. Other income decreased $1.6 million compared to the prior year’s quarter due primarily to decreased equity income associated with the Partnership’s joint venture interests and an insurance gain recognized during the second quarter of 2008. Selling, general and administrative expenses increased to $5.8 million compared to $5.0 million in the prior year period due to increased general employee costs.

Lower crude oil prices were a key driver of the overall decrease in total revenue, cost of products sold and operating expenses from the prior year’s quarter. The average price of West Texas Intermediate crude oil at Cushing, Oklahoma decreased to $59.61 per barrel for the second quarter of 2009 from $124.00 per barrel for the second quarter of 2008.

Segmented Six Month Results

Refined Products Pipeline System

Operating income for the Refined Products Pipeline System increased $5.9 million to $21.2 million for the six months ended June 30, 2009 compared to the prior year period. Sales and other operating revenue increased by $14.7 million to $62.6 million due primarily to results from the MagTex acquisition described above, along with increased pipeline fees. Other income increased $1.1 million compared to the prior year period as a result of an increase in equity income associated with the Partnership’s joint venture interests. Operating expenses increased by $6.8 million to $29.3 million due primarily to the MagTex acquisition and a reduction in refined products operating gains. Depreciation and amortization expense increased $2.0 million during the first half of 2009 due primarily to the MagTex acquisition. Selling, general and administrative expenses increased to $11.1 million compared to $9.9 million in the prior year period due to increased incentive compensation expense and general employee costs.

Terminal Facilities

Operating income for the Terminal Facilities segment increased by $13.3 million to $42.4 million for the six months ended June 30, 2009 compared to the prior year period. Sales and other operating revenue increased by $14.5 million to $93.2 million due primarily to the increased throughput, higher fees and additional tankage at the Nederland terminal facility, along with the MagTex acquisition. Other income increased $0.6 million from the first six months of 2009 as a result of the insurance recovery discussed above. Cost of goods sold and operating expenses increased by $5.1 million to $32.7 million for the period ended June 30, 2009 due primarily to the MagTex acquisition. Depreciation and amortization expense increased to $9.3 million for the first half of 2009 due to the MagTex acquisition and increased tankage at the Nederland facility. During 2008, a $5.7 million non-cash impairment charge was recognized related to the Partnership’s decision to discontinue efforts to expand LPG storage capacity at its Inkster, Michigan facility. Selling, general and administrative expenses increased $1.0 million to $10.1 million during the first half of 2009 due to increased incentive compensation expense, general employee costs and an insurance recovery recorded in second quarter of 2008.

Crude Oil Pipeline System

Operating income for the Crude Oil Pipeline system increased $45.0 million to $105.2 million for the first six months of 2009 compared to the prior year period due primarily to significantly higher lease acquisition results and increased pipeline fees described above. Other income decreased $2.7 million compared to the prior year’s quarter due primarily to decreased equity income associated with the Partnership’s joint venture interests and an insurance gain recognized during the second quarter of 2008. Selling, general and administrative expenses increased to $11.7 million compared to $10.5 million in the prior year period due to increased incentive compensation expense, along with general employee and legal costs.

Lower crude oil prices were a key driver of the overall decrease in total revenue, cost of products sold and operating expenses from the prior year period. The average price of West Texas Intermediate crude oil at Cushing, Oklahoma decreased to $51.46 per barrel for the first six months of 2009 from $110.98 per barrel for the first six months of 2008.

Other Analysis

Financing Costs

Net interest expense increased $5.5 million to $21.2 million for the six months ended June 30, 2009, compared to the prior year period. The increase was due primarily to higher borrowings associated with the $185.4 million MagTex acquisition, increased contango inventory positions and organic growth projects.

At June 30, 2009, the Partnership had total debt outstanding of $860.3 million, which consisted of $599.4 million of Senior Notes and $260.9 million of borrowings under the Partnership’s credit facilities as compared to $747.6 million at December 31, 2008. The Partnership had available borrowing capacity of $196.6 million under its credit facilities as of June 30, 2009 and a Debt to EBITDA ratio of 2.4x for the twelve months ended June 30, 2009.

In April and May 2009, the Partnership completed a public offering of 2.25 million common units. Net proceeds of $109.5 million were used to reduce outstanding borrowings under the Partnership’s $400 million revolving credit facility and for general partnership purposes. In connection with these offerings, the general partner contributed $2.3 million to the Partnership to maintain its 2.0 percent general partner interest.

Capital Expenditures

Maintenance capital expenditures for the six months ended June 30, 2009 were $9.0 million. The Partnership expects that maintenance capital spending will be approximately $30.0 million for the full year.

Expansion capital expenditures for the first six months of 2009 were $61.4 million compared to $44.5 million for the first six months of 2008. Expansion capital for 2009 includes construction in progress, pursuant to an agreement with Motiva Enterprises LLC, of three crude oil storage tanks at its Nederland terminal and a crude oil pipeline from Nederland to Motiva’s Port Arthur, Texas refinery. Expansion capital also includes refined products terminal optimization and construction of two additional crude oil storage tanks at Nederland, which are expected to be placed into service during the second half of 2009. These two crude oil storage tanks will have a total capacity of approximately 1.2 million shell barrels.

Sunoco Logistics Partners L.P.

Financial Highlights

(in thousands, except units and per unit amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Income Statement
Sales and other operating revenue	$1,282,697	$3,315,421	$2,320,730	$5,709,810
Other income	7,774	8,783	12,539	13,609

Total Revenues	1,290,471	3,324,204	2,333,269	5,723,419

Cost of products sold and operating expenses	1,184,794	3,240,861	2,108,488	5,564,111
Depreciation and amortization	11,508	9,830	23,088	19,489
Selling, general and administrative expenses	15,842	14,126	32,916	29,557
Impairment Charge	—	—	—	5,674

Total costs and expenses	1,212,144	3,264,817	2,164,492	5,618,831

Operating income	78,327	59,387	168,777	104,588
Interest cost and debt expense, net	12,692	8,928	23,686	17,398
Capitalized interest	(1,008)	(864)	(2,458)	(1,636)

Net Income	$66,643	$51,323	$147,549	$88,826

Calculation of Limited Partners’ interest:
Net Income	$66,643	$51,323	$147,549	$88,826
Less: General Partner’s interest (1)	(12,988)	(8,919)	(25,517)	(16,461)

Limited Partners’ interest in Net Income	$53,655	$42,404	$122,032	$72,365

Net Income per Limited Partner unit (1)
Basic	$1.76	$1.48	$4.12	$2.53

Diluted	$1.74	$1.47	$4.09	$2.51

Weighted average Limited Partners’ units outstanding:
Basic	30,551,349	28,657,485	29,628,856	28,642,571

Diluted	30,756,024	28,840,262	29,829,994	28,823,146

Capital Expenditure Data:
Maintenance capital expenditures	$6,372	$4,449	$9,022	$7,771
Expansion capital expenditures	30,281	24,915	61,377	44,724

Total	$36,653	$29,364	$70,399	$52,495

	June 30, 2009	December 31, 2008
Balance Sheet Data (at period end):
Cash and cash equivalents	$2,000	$2,000
Total Debt	860,324	747,631
Total Partners’ Capital	848,920	669,900

(1)	Effective January 1, 2009, the Partnership adopted the requirements of EITF 07-04, “Application of the Two-Class Method under FASB Statement No. 128, Earnings per Share, to Master Limited Partnerships.” EITF 07-04 requires undistributed earnings to be allocated to the limited partner and general partner interests in accordance with the Partnership agreement. Prior period amounts have been restated for comparative purposes. This change resulted in an increase in net income per diluted LP unit of $0.27 and $0.34 for the three and six months ended June 30, 2008 respectively.

Sunoco Logistics Partners L.P.

Earnings Contribution by Business Segment

(in thousands, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Refined Products Pipeline System:
Sales and other operating revenue	$31,216	$23,608	$62,616	$47,893
Other income	3,030	2,971	5,347	4,250

Total Revenues	34,246	26,579	67,963	52,143

Operating expenses	15,349	10,882	29,322	22,506
Depreciation and amortization	3,182	2,242	6,392	4,434
Selling, general and administrative expenses	5,145	4,866	11,087	9,936

Operating Income	$10,570	$8,589	$21,162	$15,267

Terminal Facilities:
Sales and other operating revenues	$46,904	$39,272	$93,191	$78,656
Other Income	1,391	825	1,392	825

Total Revenues	48,295	40,097	94,583	79,481

Cost of products sold and operating expenses	17,613	13,913	32,724	27,601
Depreciation and amortization	4,613	4,056	9,338	7,993
Selling, general and administrative expenses	4,878	4,218	10,086	9,093
Impairment Charge	—	—	—	5,674

Operating Income	$21,191	$17,910	$42,435	$29,120

Crude Oil Pipeline System:
Sales and other operating revenue	$1,204,577	$3,252,541	$2,164,923	$5,583,261
Other income	3,353	4,987	5,800	8,534

Total Revenues	1,207,930	3,257,528	2,170,723	5,591,795

Cost of products sold and operating expenses	1,151,832	3,216,066	2,046,442	5,514,004
Depreciation and amortization	3,713	3,532	7,358	7,062
Selling, general and administrative expenses	5,819	5,042	11,743	10,528

Operating Income	$46,566	$32,888	$105,180	$60,201

Sunoco Logistics Partners L.P.

Operating Highlights

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Refined Products Pipeline System: (1)(2)(3)
Total shipments (barrel miles per day) (4)	58,066,789	43,138,696	58,805,197	44,310,512
Revenue per barrel mile (cents)	0.591	0.601	0.586	0.594

Terminal Facilities:
Terminal throughput (bpd):
Refined product terminals (3)	463,611	428,704	461,831	423,662
Nederland terminal	646,368	526,350	649,501	539,702
Refinery terminals (5)	599,503	622,011	591,179	648,604

Crude Oil Pipeline System: (1)(2)
Crude oil pipeline throughput (bpd)	670,133	694,124	667,156	684,808
Crude oil purchases at wellhead (bpd)	181,496	177,414	186,302	174,436
Gross margin per barrel of pipeline throughput (cents) (6)	80.4	51.2	92.0	49.8

(1)	Excludes amounts attributable to equity ownership interests in corporate joint ventures.
(2)	Effective January 1, 2009, the Partnership realigned its operating segments as discussed above. Prior period amounts have been recast to reflect the current operating segments.
(3)	Includes results from the Partnership’s purchase of the MagTex refined products pipeline and terminals system from the acquisition date.
(4)	Represents total average daily pipeline throughput multiplied by the number of miles of pipeline through which each barrel has been shipped.
(5)	Consists of the Partnership’s Fort Mifflin Terminal Complex, the Marcus Hook Tank Farm and the Eagle Point Dock.
(6)	Represents total segment sales minus cost of products sold and operating expenses and depreciation and amortization divided by crude oil pipeline throughput.

Sunoco Logistics Partners L.P.

Non-GAAP Financial Measures

(in thousands, unaudited)

Distributable Cash Flow (“DCF”)	Three Months Ended June 30, 2009	Three Months Ended June 30, 2008	Six Months Ended June 30, 2009	Six Months Ended June 30, 2008
Net Income	$66,643	$51,323	$147,549	$88,826
Add: Interest cost and debt expense; net	11,684	8,064	21,228	15,762
Add. Depreciation and amortization	11,508	9,830	23,088	19,489
Add: Impairment charge	—	—	—	5,674

EBITDA	89,835	69,217	191,865	129,751
Less: Interest cost and debt expense; net	(11,684)	(8,064)	(21,228)	(15,762)
Less: Maintenance Capital	(6,372)	(4,449)	(9,022)	(7,771)
Add: Sunoco reimbursements	—	782	—	1,851

Distributable Cash Flow (“DCF”)	$71,779	$57,486	$161,615	$108,069

Earnings before interest, taxes, depreciation and amortization (“EBITDA”)	Twelve Months Ended June 30, 2009
Net Income	$273,203
Add: Interest cost and debt expense, net	41,255
Less: Capitalized interest	(4,677)
Add: Depreciation and amortization	43,653

EBITDA	$353,434

Total Debt as of June 30, 2009	$860,324

Total Debt to EBITDA Ratio	2.4x

An investor call with management regarding the second-quarter results is scheduled for Wednesday morning, July 22 at 9:00 am EDT. Those wishing to listen can access the call by dialing (USA toll free) 1-877-297-3442; International (USA toll) 1-706-643-1335 and request “Sunoco Logistics Partners Earnings Call, Conference Code 18196313”. This event may also be accessed by a webcast, which will be available at www.sunocologistics.com. A number of presentation slides will accompany the audio portion of the call and will be available to be viewed and printed shortly before the call begins. Individuals wishing to listen to the call on the Partnership’s web site will need Windows Media Player, which can be downloaded free of charge from Microsoft or from Sunoco Logistics Partners’ conference call page. Please allow at least fifteen minutes to complete the download.

Audio replays of the conference call will be available for two weeks after the conference call beginning approximately two hours following the completion of the call. To access the replay, dial 1-800-642-1687. International callers should dial 1-706-645-9291. Please enter Conference ID #18196313.

Sunoco Logistics Partners L.P. (NYSE: SXL), headquartered in Philadelphia, is a master limited partnership formed to acquire, own and operate refined product and crude oil pipelines and terminal facilities. The Refined Products Pipeline System consists of approximately 2,200 miles of refined product pipelines located in the Northeastern and Midwestern United States, the recently acquired MagTex Pipeline System, and interests in four refined products pipelines, consisting of a 9.4 percent interest in Explorer Pipeline Company, a 31.5 percent interest in Wolverine Pipe Line Company, a 12.3 percent interest in West Shore Pipe Line Company and a 14.0 percent interest in Yellowstone Pipe Line Company. The Terminal Facilities consist of approximately 9.7 million shell barrels of refined products terminal capacity and approximately 21.2 million shell barrels of crude oil terminal capacity (including approximately 17.8 million shell barrels of capacity at the Texas Gulf Coast Nederland Terminal). The Crude Oil Pipeline System consists of approximately 3,800 miles of crude oil pipelines, located principally in Oklahoma and Texas, a 55.3 percent interest in Mid-Valley Pipeline Company, a 43.8 percent interest in the West Texas Gulf Pipe Line Company and a 37.0 percent interest in the Mesa Pipe Line System. For additional information visit Sunoco Logistics’ web site at www.sunocologistics.com.

Portions of this document constitute forward-looking statements as defined by federal law. Although Sunoco Logistics Partners L.P. believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and necessarily involve risks that may affect the Partnership’s business prospects and performance causing actual results to differ from those discussed in the foregoing release. Such risks and uncertainties include, by way of example and not of limitation: whether or not the transactions described in the foregoing news release will be cash flow accretive; increased competition; changes in demand for crude oil and refined products that we store and distribute; changes in operating conditions and costs; changes in the level of environmental remediation spending; potential equipment malfunction; potential labor issues; the legislative or regulatory environment; plant construction/repair delays; nonperformance by major customers or suppliers; and political and economic conditions, including the impact of potential terrorist acts and international hostilities. These and other applicable risks and uncertainties have been described more fully in the Partnership’s Form 10-Q filed with the Securities and Exchange Commission on May 6, 2009. The Partnership undertakes no obligation to update any forward-looking statements in this release, whether as a result of new information or future events.

- END -